FOR IMMEDIATE RELEASE: April 15, 2015

Home Federal Bank and First Dakota National Bank Enter into a Branch Purchase Agreement for Pierre, SD

SIOUX FALLS, S.D., April 15, 2015 (GLOBE NEWSWIRE) -- HF Financial Corp. (Nasdaq: HFFC) today announced that its operating subsidiary, Home Federal Bank, has entered into a Purchase and Assumption Agreement with First Dakota National Bank, Yankton, SD. The agreement covers the purchase by First Dakota of the Home Federal Bank branch located on 322 S. Coteau St., Pierre, South Dakota 57501. Under the terms of the agreement, First Dakota will assume deposits and loans associated with the branch and will acquire the branch facilities and equipment. The transaction is subject to certain conditions, including regulatory approval. The transaction is expected to close in approximately 90 days.

“We look forward to serving the Pierre community,” remarked Larry F. Ness, Chairman and CEO of First Dakota National Bank. ”Pierre is a good, strong community with hard-working and talented people. We are confident we can play a role in their future success and we can’t wait to get there.”

Ness stated, "First Dakota has served South Dakota citizens and businesses for over 143 years. Our banking philosophy is simple. It’s all about relationships - with our customers, our employees, and our communities. We provide a high-level of customer service with the integrity our customers deserve. We believe it’s our responsibility to make strong contributions to the communities we serve, and we plan to utilize both current and additional staff to expand upon the contributions Home Federal has made in the community over the past many years.”

“This branch sale is part of our ongoing strategy to become focused on our core banking markets in eastern South Dakota, which will improve our efficiency and align our business model with our market opportunities,” said Stephen M. Bianchi, HF Financial Corp.’s President and Chief Executive Officer. “We believe our strategy will benefit both customers and shareholders, and we are confident that First Dakota will provide our Pierre branch customers with excellent service and contribute positively to the Pierre community.”

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, South Dakota, is a bank holding company and the parent company for financial services companies, including Home Federal Bank and Hometown Investment Services, Inc. Home Federal Bank operates 24 offices in 18 communities throughout Eastern South Dakota, Minnesota and North Dakota including a branch in the Twin Cities market under the name Infinia Bank, a Division of Home Federal Bank of South Dakota, and a loan production office in Fargo, North Dakota. Online banking is also available at www.homefederal.com and www.infiniabank.com.

CONTACT: Stephen M. Bianchi, President and CEO
225 S. Main Ave., Sioux Falls, SD 57104
(605) 333-7556 or 1-800-244-2149

Source: HF Financial Corp.